EXHIBIT 10.56
FORM OF 2007
OUTSIDE DIRECTOR RESTRICTED STOCK AWARD
TOREADOR RESOURCES CORPORATION
2005 LONG-TERM INCENTIVE PLAN
Pursuant to the Toreador Resources Corporation 2005 Long-Term Incentive Plan (the “Plan”) for key employees, key consultants, and outside directors of Toreador Resources Corporation, a Delaware corporation (the “Company”) and its Subsidiaries,

(the “Participant”)
has been granted a Restricted Stock Award in accordance with Section 6.4 of the Plan.
     1. Terms of Award. The number of shares of Common Stock awarded under this Award Agreement (this “Agreement”) is                      shares (the “Awarded Shares”). The Date of Grant of this Award is June 14, 2007.
     2. Subject to Plan. This Agreement is subject to the terms and conditions of the Plan, and the terms of the Plan shall control to the extent not otherwise inconsistent with the provisions of this Agreement. The capitalized terms used herein that are defined in the Plan shall have the same meanings assigned to them in the Plan. This Agreement is subject to any rules promulgated pursuant to the Plan by the Board or the Committee and communicated to the Participant in writing.
     3. Vesting. Except as specifically provided in this Agreement and subject to certain restrictions and conditions set forth in the Plan, all the Awarded Shares shall be vested on the day before the next annual meeting, provided the Participant is providing services to the Company or a Subsidiary on that date.
     4. Forfeiture of Awarded Shares. Awarded Shares that are not vested in accordance with Section 3 shall be forfeited on the date of the Participant’s Termination of Service. Upon forfeiture, all of the Participant’s rights with respect to the forfeited Awarded Shares shall cease and terminate, without any further obligations on the part of the Company.
     5. Restrictions on Awarded Shares. Awarded Shares that are not vested in accordance with Section 3 and which are subject to forfeiture in accordance with Section 4 shall be subject to the terms, conditions, provisions, and limitations of this Section 5.
     (a) Subject to the provisions of the Plan and the other terms of this Agreement, from the Date of Grant until the date the Awarded Shares are vested in accordance with Section 3 and no longer subject to forfeiture in accordance with Section 4 (the “Restriction Period”), the Participant shall not be permitted to sell, transfer, pledge or assign shares any of the Awarded Shares.
     (b) Except as provided in paragraph (a) above, the Participant shall have, with respect to his or her Awarded Shares, all of the rights of a stockholder of the Company, including the right to vote the shares, and the right to receive any dividends thereon.